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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): June 29, 1998


                                 MODACAD, INC.
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        (Exact name of small business issuer as specified in its charter)


          California                    33-31166                 95-4145930
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(State or other jurisdiction of        (Commission             (IRS Employer
incorporation or organization)          File Number)         Identification No.)



    3861 Sepulveda Blvd., Culver City                            90230
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(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code            (310) 751-2100
                                                        ------------------------

                               Not Applicable
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          (Former name or former address, if changed since last report)

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Item 5.  Other Events

Effective June 29, 1998, ModaCAD, Inc. ("ModaCAD") has amended its publishing agreement with Broderbund Software, Inc. to provide Broderbund with an exclusive license to the 3D Home Interiors(TM) software application.

Broderbund made a one-time royalty payment to ModaCAD of approximately $2 million for the perpetual license of 3D Home Interiors. The exclusive license terms apply only to certain portions of the 3D Home Interiors product, not ModaCAD's core visualization and digital content creation technologies and catalogs. ModaCAD will also be available to Broderbund to provide ongoing digital content services and enhancements. ModaCAD will continue deploying and pursuing new licensing opportunities for e-commerce content managers with both its digital content and its core technologies in the home design and home furnishing industries as well as other broad market applications based upon ModaCAD's core areas of competency.

"This license enables ModaCAD to more efficiently pursue its business strategies. ModaCAD will be able to focus its resources in the content management efforts associated with emerging e-commerce markets, including the creation and licensing of digital content in the home design and home furnishing arenas. At the same time, Broderbund will be taking the responsibility of the efforts associated with the continued enhancement of the 3D Home Interiors product line," said Maurizio Vecchione, ModaCAD's president and chief operating officer.

ModaCAD is rapidly becoming a premier developer and supplier of digital content management technology enabling advanced product visualization for electronic commerce. For the past 10 years it has leveraged its core, patented rendering technology into a variety of electronic merchandising products primarily targeted at the home design, home furnishings, apparel and industrial design industries.


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                ModaCAD, INC.


Date: August 12, 1998                              By:   /s/  LEE FREEDMAN
                                                     ---------------------------
                                                     Lee Freedman
                                                     Vice President, Finance and
                                                     Chief Financial Officer